UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AILERON THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AILERON THERAPEUTICS, INC.

490 Arsenal Way, Suite 210

Watertown, Massachusetts 02472

(617) 995-0900

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 19, 2019

Dear Stockholders:

You are cordially invited to attend the 2019 annual meeting of stockholders of Aileron Therapeutics, Inc. to be held on Wednesday, June 19, 2019 at 10:00 a.m., Eastern Daylight Time, at the law offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 60 State Street, Boston, MA 02109. At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of one Class II director, to serve for a three-year term expiring at the 2022 annual meeting of stockholders and until his successor has been duly elected and qualified;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 23, 2019 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual meeting.

We encourage all stockholders to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

Thank you for your ongoing support and continued interest in Aileron Therapeutics.

By Order of the Board of Directors,

Manuel C. Alves Aivado, M.D., Ph.D.

President and Chief Executive Officer

Watertown, Massachusetts

April 30, 2019

Important Notice Regarding Internet Availability of Proxy Materials: The attached proxy statement and our 2018 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available at www.envisionreports.com. These documents are also available to any stockholder who wishes to receive a paper copy by calling (866) 641-4276, by emailing investorvote@computershare.com with “Proxy Materials Aileron Therapeutics, Inc.” in the subject line, or by submitting a request over the Internet at www.envisionreports.com/ALRN.

490 Arsenal Way, Suite 210

Watertown, Massachusetts 02472

(617) 995-0900

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 19, 2019

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Aileron Therapeutics, Inc. for use at the annual meeting of stockholders to be held on Wednesday, June 19, 2019 at 10:00 a.m., Eastern Daylight Time, at the law offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 60 State Street, Boston, MA 02109, and at any adjournment thereof. Except where the context otherwise requires, references to “Aileron Therapeutics,” “the Company,” “we,” “us,” “our” and similar terms refer to Aileron Therapeutics, Inc.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. All properly submitted proxies will be voted in accordance with the instructions contained in those proxies.

Instead of mailing a paper copy of our proxy materials to all of our stockholders, we are providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of this proxy statement and our annual report for the fiscal year ended December 31, 2018, or the 2018 annual report. We are mailing the Notice on or about May 7, 2019, and it contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2018 annual report, and a form of proxy card.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 19, 2019:

This proxy statement and our 2018 annual report are

available for viewing, printing and downloading at http://www.envisionreports.com/ALRN.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Aileron Therapeutics, Inc., 490 Arsenal Way, Suite 210, Watertown, Massachusetts 02472 or by calling (866) 641-4276, by emailing investorvote@computershare.com with “Proxy Materials Aileron Therapeutics, Inc.” in the subject line, or by submitting a request over the Internet at www.envisionreports.com/ALRN. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.

Our board of directors has made these materials available to you in connection with the solicitation of proxies for use at our 2019 annual meeting of stockholders to be held at the law offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 60 State Street, Boston, MA 02109 on Wednesday, June 19, 2019 at 10:00 a.m., Eastern Daylight Time. As a holder of common stock, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.

In accordance with SEC rules, we may furnish proxy materials, including this proxy statement and our 2018 annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the notice. The proxy materials, including this proxy statement, a proxy card and our 2018 annual report are available for viewing, printing and downloading on the Internet at http://www.envisionreports.com/ALRN.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of one Class II director, to serve until the 2022 annual meeting of stockholders and until his successor has been duly elected and qualified (Proposal 1);

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2); and

3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Q.	Who can vote at the annual meeting?

A.

To be entitled to vote, you must have been a stockholder of record at the close of business on April 23, 2019, the record date for our annual meeting. There were 26,713,617 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

Q.	How do I vote?

A.

If you are the “record holder” of your share, meaning that your shares are registered in your name in the records of our transfer agent, Computershare Trust Company, N.A., you may vote your shares at the meeting in person or by proxy as follows:

1.	Over the Internet: To vote over the Internet, please go to the following website: www.envisionreports.com/ALRN, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. You must submit your Internet proxy before 11:59 p.m., Eastern Daylight Time, on June 18, 2019, the day before the annual meeting, for your proxy to be valid and your vote to count.

2.

By Telephone: To vote by telephone, please call (800) 652-VOTE (8683), and follow the instructions provided in the Notice and on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. You must submit your telephonic proxy before 11:59 p.m., Eastern Daylight Time, on June 18, 2019, the day before the annual meeting, for your proxy to be valid and your vote to count.

3.

By Mail: To vote by mail, you must request printed copies of the proxy materials and mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote your proxy over the Internet or by telephone. Computershare Trust Company, N.A. must receive the proxy card not later than June 18, 2019, the day before the annual meeting, for your proxy to be valid and your vote to count. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

4.	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a broker, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the broker that holds your shares. In order to vote your shares, you will need to follow the instructions that your broker provides you. Many brokers solicit voting instructions over the Internet or by telephone.

If you do not give instructions to your broker, your broker will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) is considered a discretionary item. Accordingly, your broker may vote your shares in its discretion with respect to that matter even if you do not give voting instructions on Proposal 2.

However, under applicable stock exchange rules that regulate voting by registered brokerage firms, the election of the Class II director (Proposal 1) is not considered to be a discretionary item. Accordingly, if you do not give your broker voting instructions on Proposal 1, your broker may not vote your shares with respect to this matter and your shares will be counted as “broker non-votes” with respect to the proposal. Broker non-votes occur when your broker or other nominee submits a proxy for your shares (because the broker or other nominee has received instructions from you on one or more proposals, but not all proposals, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a legal proxy, executed in your favor, from the holder of record (i.e., your broker). A legal proxy is not the form of proxy included with this proxy statement.

Q.	Can I change my vote?

A.

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the vote is taken at the annual meeting. To do so, you must do one of the following:

1.	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

2.	Sign and return a new proxy card. Only your latest dated and timely received proxy card will be counted.

3.

Attend the annual meeting and vote in person as instructed above. Attending the annual meeting will not alone revoke your Internet vote, telephone vote or proxy card submitted by mail, as the case may be.

4.	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer above.

Q.	How many shares must be represented to have a quorum and hold the annual meeting?

A.

A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy card by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present any shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present any shares counted as broker non-votes, for the purpose of establishing a quorum. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Election of Class II Director

A nominee will be elected as a director at the annual meeting if the nominee receives a plurality of the votes cast by stockholders entitled to vote at the meeting.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ended December 31, 2019.

Shares that abstain from voting and “broker non-votes” with respect to a matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on Proposal 1 or Proposal 2.

Q.	Who will count the vote?

A.	The votes will be counted, tabulated and certified by Computershare Trust Company, N.A.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of the nominee to serve as a Class II director, to serve until the 2022 annual meeting of stockholders and until his successor has been duly elected and qualified; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Q.	Are there other matters to be voted on at the annual meeting?

A.

We do not know of any matters that may come before the annual meeting other than the election of the Class II director and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.

We plan to announce preliminary voting results at the annual meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the date of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.

We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may remain an emerging growth company until December 31, 2022, or until such earlier time as we have more than $1.07 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million or we issue more than $1 billion of non-convertible debt over a three-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

Our certificate of incorporation provides for a classified board of directors. This means our board of directors is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our board of directors currently consists of eight members, divided into three classes as follows:

•	Class I is comprised of Jeffrey A. Bailey, John H. McArthur, D.B.A., and Jodie P. Morrison, each with a term ending at the 2021 annual meeting of stockholders;

•	Class II is comprised of Armen B. Shanafelt, Ph.D., Nolan Sigal, M.D., Ph.D., and Caleb Winder, each with a term ending at the 2019 annual meeting of stockholders; and

•	Class III is comprised of Manuel C. Alves Aivado, M.D., Ph.D. and Reinhard Ambros, Ph.D., each with a term ending at the 2020 annual meeting of stockholders.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Nolan Sigal, M.D., Ph.D. for re-election as a Class II director, with a term ending at the 2022 annual meeting of stockholders. Armen B. Shanafelt, Ph.D. and Caleb Winder have not been nominated and will not stand for re-election as Class II directors. Upon the expiration of Dr. Shanafelt’s and Mr. Winder’s term at the annual meeting, Dr. Shanafelt and Mr. Winder will cease to serve as directors. Although fewer nominees are named than the number of seats available for Class II directors fixed by our board of directors in accordance with our by-laws, proxies cannot be voted for a greater number of persons than the number of nominees nominated by our board of directors. The board of directors may elect additional directors in the future in accordance with our by-laws.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of Dr. Sigal to a three-year term ending at the 2022 annual meeting of stockholders, such nominee to hold office until his successor has been duly elected and qualified. Dr. Sigal has indicated a willingness to continue to serve as a director, if elected. In the event that Dr. Sigal should be unable to serve, discretionary authority is reserved for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected.

Dr. Sigal will be elected as a director at the annual meeting if he receives a plurality of the votes cast by stockholders entitled to vote at the meeting.

Set forth below are the names of and certain information for each member of our board, including the nominee for election as a Class II director, as of April 25, 2019. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years.

Nominee for Election as a Class II Director

Nolan Sigal, M.D., Ph.D. has served as a member of our board of directors since April 2019. Dr. Sigal currently serves as a partner at Satter Management Co., L.P., a private investment firm, a position he has held since January 2018. From March 2008 to December 2017, Dr. Sigal was Founder and CEO at Tunitas Therapeutics, Inc. Prior to Tunitas, Dr. Sigal’s biotechnology experience included President of Trellis Bioscience, Inc., EVP of Research and Development and Chief Science Officer at Cytokinetics, Inc., and SVP, Research at Pharmacopeia, Inc., where he was one of Pharmacopeia’s founders. He served at Merck & Company Inc. as Executive Director of the Department of Immunology Research. Prior to Merck, he was an assistant professor at University of Toronto. Dr. Sigal graduated from Princeton University with an A.B. in Chemistry, and he completed an M.D./Ph.D. program at the University of Pennsylvania. We believe Dr. Sigal is qualified to serve on our board of directors due to his significant experience as an executive of a biopharmaceutical company, as well as his background in life sciences investing.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF NOLAN SIGAL, M.D., PH.D. TO SERVE AS A CLASS II DIRECTOR.

Directors Continuing in Office

Class III Directors (Term Expires at 2020 Annual Meeting)

Manuel C. Alves Aivado, M.D., Ph.D. has served as our president and chief executive officer and as a member of our board of directors since September 2018. Previously, Dr. Aivado served as our senior vice president, chief medical officer since September 2014. From March 2012 to September 2014, Dr. Aivado served as vice president of clinical development and pharmacovigilance at Taiho Oncology, Inc., a pharmaceutical company. From October 2006 to March 2012, Dr. Aivado served as senior medical director in the clinical development group at GlaxoSmithKline, Inc., a global pharmaceutical company. Dr. Aivado has also served as an instructor in medicine at Beth Israel Deaconess Medical Center/Harvard Medical School. Prior to his industry experience, Dr. Aivado practiced clinical medicine in Germany for nearly ten years, during which time he was awarded the Dr. Mildred Scheel cancer research scholarship award in 2002. Dr. Aivado is a German board-certified physician for internal medicine, hematology and medical oncology, and he received an M.D. and Ph.D. from the Medical School of the University of Dusseldorf, in Germany. We believe that Dr. Aivado is qualified to serve on our board of directors due to his service as our president and chief executive officer, his previous role as our chief medical officer, and his extensive knowledge of our company and significant background in pharmaceutical research and development.

Reinhard J. Ambros, Ph.D. has served as a member of our board of directors since June 2013. From August 2005 until September 2017, Dr. Ambros served as global head of Novartis Venture Funds. He previously served as head of group strategic planning for Novartis AG, a multinational pharmaceutical company, from 2001 until 2005, and as global head of business development and licensing for cardiovascular and metabolic diseases at Novartis Pharma AG. Dr. Ambros received an M.S. from the University of Regensburg, Germany, and a Ph.D. in medicinal chemistry and pharmacology from the University of Regensburg, Germany. We believe Dr. Ambros is qualified to serve on our board of directors due to his management experience in the biotechnology sector and his service on other boards of directors.

Class I Directors (Term Expires at 2021 Annual Meeting)

Jeffrey A. Bailey has served as chair of our board of directors and as a member of our board of directors since March 2018. Since January 2018, Mr. Bailey has served as chief executive officer and director of IlluminOss Medical, Inc., a medical device company. From December 2015 until March 2017, Mr. Bailey served as chair and chief executive officer of Neurovance, Inc., a biotechnology firm acquired by Otsuka Pharmaceutical in 2017. Previously, from January 2013 through June 2015, Mr. Bailey served as president and chief executive officer and as a director of Lantheus Medical Imaging, Inc., a public medical diagnostic company. Prior to 2013, Mr. Bailey held various leadership positions with several public and private pharmaceutical and medical device companies, including operating unit president at Novartis Pharmaceuticals, a multinational pharmaceutical company, and a 22-year career with Johnson & Johnson, multinational medical devices, pharmaceutical and consumer packaged goods manufacturing company (including Janssen Pharmaceutica NV). Mr. Bailey has also served as a director of Madison Vaccines, Inc., a biopharmaceutical company, since October 2017. Mr. Bailey received a B.S. from Rutgers University. We believe Mr. Bailey is qualified to serve on our board of directors due to his extensive management experience in the life sciences industry and his experience on corporate boards of companies in the life sciences industry.

John H. McArthur, D.B.A. has served as a member of our board of directors since April 2011. Since 1995, Dr. McArthur has served as the George F. Baker professor of business administration emeritus and dean emeritus at Harvard Business School. From 1980 until 1995, he served as dean of the faculty at Harvard Business School. Prior to that, Dr. McArthur was a member of the faculty at Harvard Business School since 1962. Since 1999,

Dr. McArthur has served as a member of the board of directors of Koç Holding, A.S., a multinational industrial conglomerate. From 1995 to 2005, Dr. McArthur served as senior advisor to the president of The World Bank. Dr. McArthur formerly served as chair of Brigham and Women’s Hospital. He received a B.C. from the University of British Columbia and an M.B.A. and D.B.A from Harvard Business School. We believe Dr. McArthur is qualified to serve on our board of directors due to his extensive experience on multinational corporate boards and understanding of and expertise in business management and corporate governance.

Jodie P. Morrison has served as a member of our board of directors since June 2017. Since February 2019, Ms. Morrison has served as chief executive officer of Cadent Therapeutics, Inc., a privately held biotechnology company. From April 2018 to December 2018, Ms. Morrison served as interim chief executive officer of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company. From May 2017 to July 2018, Ms. Morrison provided independent consulting services to venture capital, biotechnology and pharmaceutical companies, including serving as acting chief operating officer of Syntimmune, Inc., a clinical-stage biotechnology company, from January 2018 to July 2018, and also serving as president and chief executive officer of eGenesis, Inc., a private life sciences company, from September 2017 to November 2017. Previously, Ms. Morrison served as the president and chief executive officer of Tokai Pharmaceuticals, Inc, now Novus Therapeutics, Inc., or Novus, a biopharmaceutical company, from March 2013 until May 2017. From December 2006 until March 2013, Ms. Morrison held other senior positions with Tokai, including chief operating officer, head of clinical affairs and program operations and vice president of clinical affairs and program operations. Prior to joining Novus, Ms. Morrison served as director of clinical operations and medical affairs at Dyax Corporation, or Dyax. Prior to joining Dyax, Ms. Morrison held clinical management positions at both Curis, Inc. and at Diacrin, Inc. In addition to serving on the board of directors of Cadent, Ms. Morrison serves as a member of the board of directors of Akebia Therapeutics, Inc. Ms. Morrison previously served on the board of directors of Keryx Biopharmaceuticals, Inc., prior to its merger with Akebia, and on the board of directors of Novus Therapeutics. Ms. Morrison received a B.A. in neuroscience from Mount Holyoke College, her clinical research certification from the Boston University School of Medicine and her business training through the Greater Boston Executive Program at the MIT Sloan School of Management. We believe Ms. Morrison is qualified to serve on our board of directors due to her extensive management experience in the life sciences industry and her experience on corporate boards of public companies.

The information presented above regarding the specific experience, qualifications, attributes and skills of each director and nominee led our nominating and corporate governance committee and our board of directors to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominee possess the attributes or characteristics described in “Corporate Governance Matters—Director Nomination Process” that the nominating and corporate governance committee expects of each director. There are no family relationships among any of our directors, nominee for director, or executive officers.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed the firm of PricewaterhouseCoopers LLP, or PricewaterhouseCoopers, an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2019. Although stockholder approval of our audit committee’s appointment of PricewaterhouseCoopers is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of PricewaterhouseCoopers. PricewaterhouseCoopers has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Audit Fees and Services

PricewaterhouseCoopers was our independent registered public accounting firm for the years ended December 31, 2018 and December 31, 2017. The following table summarizes the fees of PricewaterhouseCoopers billed to us for each of the last two fiscal years. All such services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Fee Category	2018	2017
Audit Fees (1)	$446,700	$1,030,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	2,756	—
Total Fees	$449,456	$1,030,000

(1)

“Audit Fees” consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, services in connection with our initial public offering that was completed in July 2017 and other professional services provided in connection with regulatory filings or engagements.

(2)

“Audit-Related Fees” consist of fees billed by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2018 or 2017.

(3)	“Tax Fees” consist of fees for professional services, including tax consulting and compliance performed by PricewaterhouseCoopers. There were no such fees incurred in 2018 or 2017.
(4)	“All Other Fees” consist of database subscription fees paid to PricewaterhouseCoopers.

Pre-Approval Policies and Procedures

Our audit committee has adopted procedures requiring the pre-approval of all non-audit services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management. Our audit committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our independent registered public accounting firm provided that the fees for such services do not exceed $100,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the audit committee at the next meeting of the committee.

The standard applied by the audit committee, or the chair of the audit committee, in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Election of Directors

Our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors (Jeffrey A. Bailey, John H. McArthur, D.B.A. and Jodie P. Morrison), whose terms expire at the 2021 annual meeting of stockholders; three Class II directors (Armen B. Shanafelt, Ph.D., Nolan Sigal, M.D., Ph.D., and Caleb Winder), whose terms expire at this annual meeting of stockholders; and two Class III directors (Reinhard J. Ambros, Ph.D. and Manuel C. Alves Aivado, M.D., Ph.D.), whose terms expire at the 2020 annual meeting of stockholders (in all cases until his or her successor has been duly elected and qualified). Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Dr. Sigal for re-election as a Class II director, with a term ending at the 2022 annual meeting of stockholders. Dr. Shanafelt and Mr. Winder have not been nominated and will not stand for re-election as Class II directors.

Name	Age	Position(s)
Class I Directors
Jeffrey A. Bailey	57	Chair of the Board of Directors
John H. McArthur, D.B.A. (1)	85	Director
Jodie P. Morrison (1)(2)	43	Director

Class II Directors
Armen B. Shanafelt, Ph.D. (2)(3)	60	Director
Nolan Sigal, M.D., Ph.D. (2)(3)	69	Director
Caleb Winder (1)	47	Director

Class III Directors
Manuel C. Alves Aivado, M.D., Ph.D.	49	President and Chief Executive Officer, Director
Reinhard J. Ambros, Ph.D. (2)(3)	63	Director

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of nominating and corporate governance committee.

Corporate Governance Matters

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the “Investors & Media—Corporate Governance” section of our website, which is located at www.aileronrx.com. Alternatively, you can request a copy of any of these documents by writing us at Aileron Therapeutics, Inc., 490 Arsenal Way, Suite 210, Watertown, MA 02472, Attention: Chief Financial Officer.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	the principal responsibility of our board of directors is to oversee our management;

•	a majority of the members of the board of directors must be independent directors, unless otherwise permitted by Nasdaq Stock Market, or Nasdaq, rules;

•	the independent directors meet at least twice a year in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	our nominating and corporate governance committee will oversee an annual self-evaluation of the board to determine whether it and its committees are functioning effectively; and

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.

Board Leadership Structure

Our corporate governance guidelines provide that the nominating and corporate governance committee shall periodically assess the board of directors’ leadership structure, including whether the offices of chief executive officer and chair of the board of directors should be separate. Our guidelines provide the board of directors with flexibility to determine whether the two roles should be combined or separated based upon our needs and the board of directors’ assessment of its leadership from time to time. We currently separate the roles of chief executive officer and chair of the board of directors. Separating the duties of the chair of the board from the duties of the chief executive officer allows our chief executive officer to focus on our day-to-day business, while allowing the chair of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Specifically, the chair of our board of directors presides over meetings of the board of directors, facilitates communications between management and the board of directors and assists with other corporate governance matters.

Because Mr. Bailey, the chair of our board of directors is not independent within the meaning of the Nasdaq listing rules, our board of directors appointed Dr. Ambros, who is an independent director within the meaning of Nasdaq listing rules, as an independent Lead Director in March 2018. Dr. Ambros’ duties as Lead Director include the following:

•	chairing any meeting of the independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of the board or any committee;

•

facilitating communications between other members of the board and the chair of our board and/or the chief executive officer; however, each director is free to communicate directly with the chair of the board and with the chief executive officer;

•

monitoring, with the assistance of our legal advisors, communications from stockholders and other interested parties and provide copies or summaries to the other directors as he or she considers appropriate;

•	working with the chair of our board in the preparation of the agenda for each board meeting and in determining the need for special meetings of the board; and

•	consulting with the chair of the board of directors and/or the chief executive officer on matters relating to corporate governance and board performance.

Our board of directors believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

Our board of directors has three standing committees that currently consist of, and are chaired by, independent directors. Our board of directors delegates substantial responsibilities to the committees, which then report their activities and actions back to the full board of directors. We believe that the independent committees of our board of directors and their chairpersons promote effective independent governance. We believe this structure represents an appropriate allocation of roles and responsibilities for our company at this time because it strikes an effective balance between management and independent leadership participation in our board of director proceedings.

Board Determination of Independence

Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In April 2019, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Jeffrey A. Bailey and Manuel C. Alves Aivado, M.D., Ph.D., is an “independent director” as defined under applicable Nasdaq rules, including, in the case of all the members of our audit committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of all the members of our compensation committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Bailey is not an independent director under these rules because he has a family member who is a current partner of our outside auditor. Dr. Aivado is not an independent director under these rules because he is our president and chief executive officer.

Board of Director Meetings and Attendance

Our board of directors held nine meetings during the year ended December 31, 2018, or fiscal 2018. During fiscal 2018, each of the directors then in office attended at least 75% of the aggregate of the number of board of director meetings held during the period which the person has been a director and the number of meetings held by all committees of the board of directors on which such director then served (during the periods that such person served). Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our directors attended the 2018 annual meeting of stockholders either in person or by teleconference.

Communicating with our Directors

Any interested party with concerns about our company may report such concerns to the board of directors, or the chair of our board of directors, or otherwise the chair of the nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Aileron Therapeutics, Inc.

490 Arsenal Way, Suite 210

Watertown, MA 02472

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and discretion.

Communications may be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that may be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. We have also established a toll-free telephone number for the reporting of such activity, which is 866-869-5217.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. A copy of each committee’s charter can be found under the “Investors & Media—Corporate Governance” section of our website, which is located at www.aileronrx.com.

Audit Committee

The current members of our audit committee are Caleb Winder, John H. McArthur, D.B.A. and Jodie P. Morrison. Mr. Winder is the chair of the audit committee. In fiscal 2018, our audit committee met four times. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function, if any;

•	discussing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by the SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that each of Mr. Winder and Dr. McArthur is an “audit committee financial expert” as defined in applicable SEC rules and that each of the members of our audit committee possesses the financial sophistication required for audit committee members under Nasdaq rules. We believe that the composition of our audit committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Compensation Committee

The current members of our compensation committee are Reinhard J. Ambros, Ph.D., Jodie P. Morrison, Nolan Sigal, M.D., Ph.D., and Armen B. Shanafelt, Ph.D. Dr. Ambros is the chair of the compensation committee. Dr. Sigal was appointed to our compensation committee following his election to our board of directors in April 2019. In fiscal 2018, our compensation committee met four times. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	reviewing and making recommendations to our board of directors with respect to our incentive-compensation and equity-based compensation plans;

•	overseeing and administering our equity-based plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules; and

•	preparing the compensation committee report if and to the extent then required by SEC rules.

We believe that the composition of our compensation committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Reinhard J. Ambros, Ph.D., Armen B. Shanafelt, Ph.D. and Nolan Sigal, M.D., Ph.D. Dr. Shanafelt is the chair of the nominating and corporate governance committee. Dr. Ambros was appointed to the nominating and corporate governance committee in September 2018, and Dr. Sigal was appointed to the nominating and corporate governance committee following his election to our board of directors in April 2019. Brian M. Gallagher, Jr., Ph.D. served as a member of the nominating and corporate governance committee until his resignation from the board of directors in March 2018. Scott B. Kapnick served as a member of the nominating and corporate governance committee during fiscal 2018 and until his resignation from the board of directors in February 2019. In fiscal 2018, our nominating and corporate governance committee met two times. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	developing and recommending to our board of directors corporate governance principles; and

•	overseeing an annual evaluation of our board of directors.

We believe that the composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board of directors.

Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, the nominating and corporate governance committee of our board of directors applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, the ability to act in the interests of all stockholders and lack of conflicts of interest.

The biography of the Class II director nominee on page 6 indicates the nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude he should continue to serve as a director. Our nominating and corporate governance committee and our board of directors believe that the nominee has the individual attributes and characteristics required of each of our directors, and the nominee, together with our other directors, as a group, possess the skill sets and specific experience desired of our board of directors as a whole.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the nominating and corporate governance committee also takes into consideration the diversity (for example, with respect to gender, race and national origin) of our board members. The nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholder Nominations

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Aileron Therapeutics, Inc., Attention: Nominating and Corporate Governance Committee, 490 Arsenal Way, Suite 210, Watertown, MA 02472. Assuming that appropriate biographical and background material has been provided on or before the dates set forth in this proxy statement under the heading “Other Matters—Stockholder Proposals for our 2020 Annual Meeting”, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth under “Other Matters—Stockholder Proposals for our 2020 Annual Meeting.”

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. Our board of directors fulfills this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices; and our nominating and corporate governance committee oversees risk management activities relating to the composition of our board of directors and management succession planning. Each committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or ever has been, an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. A copy of the code is available on the “Investors & Media—Corporate Governance” section of our website, which is located at www.aileronrx.com. Our board of directors is responsible for overseeing the code of business conduct and ethics and must approve any waivers of the code for directors, officers and employees. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The following table sets forth the name, age as of April 25, 2019, and position of each of our executive officers.

Name	Age	Position(s)
Manuel C. Alves Aivado, M.D., Ph.D.*	49	President and Chief Executive Officer, Director
Donald V. Dougherty	60	Senior Vice President, Chief Financial Officer
D. Allen Annis, Ph.D.	46	Senior Vice President, Research
Kathryn Gregory	57	Senior Vice President, Chief Business Officer
Vojislav Vukovic, M.D., Ph.D.	52	Senior Vice President, Chief Medical Officer

*	Dr. Aivado is a member of our board of directors. See “Board of Directors and Corporate Governance—Election of Directors” for more information about Dr. Aivado.

Donald V. Dougherty, CFA, CPA has served as our senior vice president, chief financial officer since June 2017. Mr. Dougherty founded Compound Capital Growth Investments, LLC, a Boston investment firm focused on biopharmaceutical and other technology sectors, and served as its president from November 1999 to June 2017. Previously, Mr. Dougherty held senior positions at Essex Investment Management, where he was a principal, portfolio manager and lead biotechnology analyst, and Putnam Investments, where he was a senior vice president and analyst in the Specialty Growth Group. Mr. Dougherty received a B.A. from Williams College and a M.B.A. from New York University.

D. Allen Annis, Ph.D. has served as our senior vice president, research since November 2018. From the time Dr. Annis joined our company in November 2007, Dr. Annis served as our senior director biophysical and analytical technology from November 2007 to September 2009, and as our vice president of research from September 2009 to November 2018. Previously, Dr. Annis served as director of technology development at Schering-Plough Research Institute, and as vice president of new technologies at NeoGenesis Pharmaceuticals, Inc. While at NeoGenesis, Dr. Annis co-developed the company’s core drug discovery platform, the affinity selection-mass spectrometry-based Automated Ligand Identification System, or ALIS. Dr. Annis authored several patents and publications that describe the ALIS technology, and also invented many novel techniques that use ALIS to study protein-drug interactions. Dr. Annis received a M.A. and Ph.D. in chemistry from Harvard University, and a B.S. in chemistry from Georgia Institute of Technology.

Kathryn Gregory has served as our senior vice president, chief business officer since February 2019. Previously, from March 2018 to February 2019, Ms. Gregory was President of KG BioPharma Consulting LLC, a strategic advisory company, where she assisted small and mid-size biopharma companies in a range of corporate strategy and business development activities. From September 2017 to February 2018, Ms. Gregory served as chief business officer for Avillion LLP, a biopharmaceutical firm. From April 2009 to December 2017, Ms. Gregory served as co-founder, chief executive officer and chief business officer for Seneb BioSciences, an early-stage, rare disease company. Previously, Ms. Gregory served in senior roles for several pharmaceutical and biotechnology companies, including as executive director, licensing & business development at Purdue Pharma, and as head, transactions at Shire Pharmaceuticals for the Neuroscience and Ophthalmology business units. Ms. Gregory received an M.B.A. from Pepperdine University and a B.A. degree from the University of California, Berkeley.

Vojislav Vukovic, M.D., Ph.D. has served as our senior vice president, chief medical officer since November 2018. Previously, from May 2017 to November 2018, Dr. Vukovic provided consulting and advisory services to biotechnology and pharmaceutical clients, including our company. From February 2016 to May 2017, Dr. Vukovic served as senior vice president and chief medical officer at Taiho Oncology, Inc., a pharmaceutical company. From January 2009 to November 2015, Dr. Vukovic served as senior vice president and chief medical officer at Synta Pharmaceuticals, Inc., a company focused on novel oncology medicines. Prior to Synta, Dr. Vukovic served as medical director at Pfizer. He also was a member of the leadership team for Pfizer’s Oncology Radiotherapy Initiative. Dr. Vukovic received a M.Sc. in tumor biology and a Ph.D. in radiation biology from the University of Toronto, and a M.D. from Medicinski Fakultet Sarajevo.

Executive Compensation

This section discusses the material elements of our executive compensation policies for our “named executive officers” and the most important factors relevant to an analysis of these policies. For 2018, our “named executive officers” are Manuel C. Alves Aivado, M.D., Ph.D., our current president and chief executive officer; John P. Longenecker, Ph.D., who served as our interim president and chief executive officer from May 2018 to September 2018; Joseph A. Yanchik III, our former president and chief executive officer who resigned in May 2018; and our two other most highly compensated executive officers, Donald V. Dougherty, our senior vice president, chief financial officer, and Vojislav Vukovic, M.D., Ph.D., our senior vice president, chief medical officer. In addition, this section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the following tables and the corresponding narrative.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Option Awards ($) (2)	All Other Compensation ($) (3)		Total ($)
Manuel C. Alves Aivado, M.D., Ph.D. (4)	2018	441,592	164,549		789,578	67,986	(5)	1,463,705
President and Chief Executive Officer	2017	391,065	140,000		1,159,316	67,784	(5)	1,758,165

Donald V. Dougherty (6)	2018	357,100	99,988		—	6,192		463,280
Senior Vice President, Chief Financial Officer	2017	194,072	105,500	(7)	2,040,096	4,596		2,344,264

Vojislav Vukovic, M.D., Ph.D. (8)	2018	64,614	20,144		223,459	128,748	(9)	436,965
Senior Vice President, Chief Medical Officer	2017	—	—		—	—		—

John P. Longenecker, Ph.D. (10)	2018	197,992	128,508		165,000	36,036	(11)	527,536
Former Interim President and Chief Executive Officer	2017	—	—		—	—		—

Joseph A. Yanchik III (12)	2018	196,013	79,321		—	559,048	(13)	834,382
Former President and Chief Executive Officer	2017	471,475	252,500		2,135,917	6,192		2,866,084

(1)

Unless otherwise noted, the amounts reported in the “Bonus” column represent discretionary annual cash bonuses awarded to our named executive officers for service during the year referenced, although paid in the following year (except in the case of Dr. Longenecker, whose bonus for service in 2018 was paid in 2018).

(2)

The amounts reported in the “Options Awards” column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718. See Note 10 to our financial statements included in our Annual Report on Form 10-K regarding assumptions underlying the valuation of equity awards.

(3)

Unless otherwise noted, the amounts represent Health Savings Account, or HSA, contributions and the dollar value of group life insurance paid with respect to life insurance for the named executive officer consistent with those provided to all of our employees.

(4)

Dr. Aivado was named as our president and chief executive officer in September 2018, after having served as our senior vice president, chief medical officer since September 2014. Dr. Aivado was also appointed to our board of directors in September 2018, but does not receive any additional compensation for his service as a director.

(5)

In addition to the HSA contribution and the dollar value of group life insurance paid, the amounts for Dr. Aivado consist of $42,978 and $40,989 in travel expenses in fiscal 2018 and 2017, respectively, and $18,816 and $20,603 in tax gross-ups in fiscal 2018 and 2017, respectively, for the payment of taxes associated with the reimbursed travel expenses.

(6)	Mr. Dougherty joined us as senior vice president, chief financial officer in June 2017.
(7)

In addition to the pro-rated discretionary annual cash bonus Mr. Dougherty earned for service in 2017, Mr. Dougherty also received a $25,000 transition bonus in connection with the commencement of his employment with us in June 2017.

(8)	Dr. Vukovic joined us as senior vice president, chief medical officer in November 2018.
(9)

In addition to the HSA contribution and the dollar value of group life insurance paid, this amount for Dr. Vukovic also includes $127,216 paid to Dr. Vukovic for consulting services provided in 2018 before he joined us as a chief medical officer.

(10)

Dr. Longenecker served as our interim president and chief executive officer from May 2018 to September 2018. Subsequently, we entered into a consulting agreement with Dr. Longenecker pursuant to which he provides us with advisory services for no more than four days per calendar month.

(11)

In addition to the cost to us of a life insurance premium paid for Dr. Longenecker, this amount also includes $36,000 paid to Dr. Longenecker for advisory services he provided to us under his consulting agreement with us after he ceased to serve as our interim president and chief executive officer.

(12)	Mr. Yanchik resigned as our president and chief executive officer and as a member of our board of directors in May 2018. Mr. Yanchik did not receive any compensation for his service as a director.
(13)

In addition to the HSA contribution and the dollar value of group life insurance paid, this amount for Mr. Yanchik also includes $522,700 in paid and accrued salary continuation payments, and $30,156 in vacation payout, all in connection with Mr. Yanchik’s separation of service as our president and chief executive officer.

Narrative Disclosure to Summary Compensation Table

We review compensation for our executive officers annually. The material terms of the elements of our executive compensation program for 2018 are described below.

Our compensation committee sets base salaries and bonus targets and grants bonuses and equity incentive awards to our executive officers. In setting base salaries and bonus targets and granting equity incentive awards, our compensation committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual and corporate performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. In granting bonuses, our compensation committee considers corporate and individual performance.

As part of our annual compensation process, our president and chief executive officer prepares performance evaluations for the other executive officers and recommends annual salary increases, annual stock option awards and cash bonuses to the compensation committee. The compensation committee conducts a performance evaluation of our president and chief executive officer. The compensation committee consults with the board of directors as to the achievement of corporate objectives that drive compensation awards.

During its annual compensation review, our compensation committee also consults with external advisors.

In fiscal 2018, the compensation committee engaged Radford as its independent compensation consultant to provide comparative data on executive compensation practices in our industry and assess our executives’ compensation relative to comparable companies.

Base Salary

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

In January 2017, Dr. Aivado’s base salary was set at $382,130 and in July 2017, following our initial public offering, or IPO, his annual base salary was further increased to $400,000. In February 2018, as part of his annual performance review, Dr. Aivado’s annual base salary was increased to $414,000 effective January 1, 2018. In September 2018, in connection with his appointment as our president and chief executive officer, Dr. Aivado’s annual base salary was increased to $500,000. In February 2019, as part of his annual performance review, Dr. Aivado’s annual base salary was increased to $507,400 effective as of January 1, 2019.

Mr. Dougherty commenced employment with us in June 2017 with an annual base salary of $335,000. In July 2017, following our IPO, Mr. Dougherty’s annual base salary was increased from $335,000 to $345,000. As part of his annual performance reviews, Mr. Dougherty’s base salary was increased in February 2018 to $357,100 effective January 1, 2018 and increased in February 2019 to $367,800 effective as of January 1, 2019.

Dr. Vukovic commenced employment with us in November 2018. Pursuant to the terms of his employment offer letter, Dr. Vukovic’s annual base salary was set at $405,000. Dr. Vukovic also provided consulting services to us for several months prior to commencing employment with us. Dr. Vukovic’s base salary was not adjusted as part of the annual performance review.

From May 2018 to September 2018, we paid Dr. Longenecker a base salary at a rate of $43,558.33 per month, which was based on an annualized base salary of $522,700, for his service as our interim president and chief executive officer. After Dr. Longenecker ceased serving in such capacity in September 2018, we entered into a consulting agreement with Dr. Longenecker, pursuant to which Dr. Longenecker agreed to provide us with certain advisory services for up to 4 days per calendar month, unless otherwise agreed by Dr. Longenecker and us. Pursuant to the terms of the consulting agreement, we agreed to pay Dr. Longenecker a consulting fee of $12,000 per month.

In January 2017, Mr. Yanchik’s annual base salary was set at $437,950 and in July 2017, following our IPO, his annual base salary was increased to $505,000. In February 2018, as part of his annual performance review, Mr. Yanchik’s annual base salary was increased to $522,700 effective January 1, 2018.

Cash Incentives

The compensation committee awarded annual performance-based cash bonuses to our executive officers for 2017 and 2018, for up to a specific percentage of his or her salary as a vehicle to reward achievement of value-driving milestones and recognize individual performance. In 2017, Dr. Aivado and Mr. Dougherty were eligible for a performance-based cash bonus of up to 35% of such named executive officer’s base salary in 2017, subject to the achievement of corporate goals as determined by the compensation committee and subject to the achievement of individual goals as recommended by our chief executive officer and approved by the compensation committee. Mr. Yanchik was eligible for a performance-based cash bonus of up to 50% of his base salary in 2017, subject to achievement of corporate goals as determined by the compensation committee.

In February 2018, we made cash bonus awards of $252,500 to Mr. Yanchik, $162,613 to Dr. Aivado and $80,500 to Mr. Dougherty, based on the compensation committee’s assessment of achievement of corporate and individual goals in calendar year 2017 and, in the case of Mr. Dougherty, the percentage of the year in which he was employed by us. In addition, in 2017 we also paid a transition bonus of $25,000 to Mr. Dougherty upon his commencement of employment with us.

In connection with Dr. Aivado’s appointment as our president and chief executive officer, we entered into a new employment agreement with Dr. Aivado in September 2018. Under the terms of the new employment agreement, Dr. Aivado is eligible to receive, commencing in 2019 and for each calendar year thereafter that Dr. Aivado is employed by us, a discretionary performance target bonus of up to 50% of his annual base salary based on the achievement of performance milestones set by either our board of directors or the compensation committee of the board. For the 2018 calendar year, Dr. Aivado was eligible to receive a discretionary performance target bonus calculated on the basis of 35% of his base salary as of August 31, 2018, pro-rated for the first eight months of the fiscal year, and 50% of his current base salary under the new employment agreement, pro-rated for the remaining four months of the fiscal year. The amount of such bonus and the achievement of such milestones are determined by our board in its sole discretion.

Pursuant to the terms of Dr. Vukovic’s employment offer letter, Dr. Vukovic is eligible to receive a performance-based cash bonus of up to 35% of his annual base salary, subject to the achievement of performance milestones as determined by our board of directors in its sole discretion.

In February 2019, we made cash bonus awards of $164,549 to Dr. Aivado, $99,988 to Mr. Dougherty, and $20,144 to Dr. Vukovic, based on the compensation committee’s assessment of achievement of corporate and individual goals in calendar year 2018 and, in the case of Dr. Vukovic, the percentage of the year in which he was employed by us.

Target bonuses as a percentage of annual salary for 2019 remain at 50%, 35% and 35% for each of Dr. Aivado, Mr. Dougherty and Dr. Vukovic, respectively.

Pursuant to the terms of the employment agreement we entered into with Dr. Longenecker in May 2018, Dr. Longenecker was eligible to receive a discretionary performance bonus of up to 50% of his annual base salary for the period of time he was employed by us in 2018 based on the achievement of performance milestones set by either our board of directors or the compensation committee of the board. The amount of such bonus and the achievement of such milestones are determined by the board of directors in its sole discretion. Following the conclusion of Dr. Longenecker’s service as our interim president and chief executive officer in September 2018, we paid Dr. Longenecker a cash bonus award in the amount of $122,508.

Pursuant to the terms of the separation and release of claims agreement we entered into with Mr. Yanchik in May 2018, Mr. Yanchik was eligible for a performance-based bonus of up to $87,166 based on our achievement of previously-agreed performance milestones in 2018, as determined by our board of directors in its sole discretion. In March 2019, we paid Mr. Yanchik a cash bonus award for 2018 in the amount of $79,321.

Equity Incentives

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incents our executive officers to remain in our employment during the vesting period, and equity grants with a performance-based feature incents our executive officers to focus on what we see as key business goals. Accordingly, the compensation committee periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options.

In 2017, our board of directors granted options to purchase shares of our common stock to our executive officers, including Mr. Yanchik, Dr. Aivado and Mr. Dougherty.

Our board of directors granted options to Mr. Yanchik to purchase up to 159,001 and 157,449 shares of common stock, on March 2, 2017 and July 25, 2017, respectively. These options were scheduled to vest in equal monthly installments through March 2, 2021 and July 25, 2021, respectively.

Our board of directors granted Dr. Aivado options to purchase up to 143,906 and 57,388 shares of common stock, on March 2, 2017 and July 25, 2017, respectively. These options vest in equal monthly installments through March 2, 2021 and July 25, 2021, respectively.

Our board of directors granted Mr. Dougherty options to purchase up to 140,887 and 60,331 shares of common stock, on June 28, 2017 and July 25, 2017, respectively. Mr. Dougherty’s first grant vested as to 25% of the shares on June 8, 2018, with the remaining shares vesting in equal monthly installments thereafter through June 8, 2021. Mr. Dougherty’s second grant vests in equal monthly installments through July 25, 2021.

In May 2018, in connection with Dr. Longenecker’s appointment as our interim president and chief executive officer, our board of directors granted Dr. Longenecker options to purchase 30,000 shares of our common stock, which would vest in full on the earlier of September 15, 2018 or the date on which Dr. Longenecker’s employment was terminated in connection with our hiring a new chief executive officer. These options vested in September 2018 in connection with Dr. Aivado’s appointment as our president and chief executive officer.

In September 2018, in connection with Dr. Aivado’s appointment as our president and chief executive officer, our board of directors granted Dr. Aivado options to purchase 232,914 shares of our common stock. The options vest in equal monthly installments over four years from September 6, 2018.

In November 2018, in connection with Dr. Vukovic’s appointment as our senior vice president, chief medical officer, our board of directors granted Dr. Vukovic options to purchase 150,000 shares of our common stock. The options vest as to 25% of the shares on November 5, 2019, with the remaining shares vesting in equal monthly installments thereafter through November 5, 2022.

In April 2019, our board of directors granted options to purchase 500,000, 150,000 and 100,000 shares of our common stock to Dr. Aivado, Mr. Dougherty and Dr. Vukovic, respectively. Each of the options vest in equal monthly installments over four years from April 15, 2019. In addition, in April 2019, our board of directors also granted Dr. Vukovic options to purchase 67,000 shares of common stock that vest upon the achievement of certain performance-based milestones in connection with our clinical trials.

Outstanding Equity Awards at Fiscal Year End 2018

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2018:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date
Manuel C. Alves Aivado, M.D., Ph.D.	125,792		—		5.07	3/10/2025
	62,959	(1)	80,947	(1)	5.77	3/1/2027
	20,324	(2)	37,064	(2)	13.00	7/25/2027
	14,557	(3)	218,357	(3)	3.39	9/5/2028
Donald V. Dougherty	52,831	(4)	88,056	(4)	15.00	6/27/2027
	21,367	(2)	38,964	(2)	13.00	7/24/2027
Vojislav Vukovic, M.D., Ph.D.	—	(5)	150,000	(5)	2.16	11/4/2028
John P. Longenecker, Ph.D.	30,000		—		5.50	5/14/2028
Joseph A. Yanchik III	139,773	(6)	—	(6)	1.30	6/25/2019
	274,445	(6)	—	(6)	5.47	5/15/2020
	66,250	(6)	—	(6)	5.77	5/15/2020
	49,202	(6)	—	(6)	13.00	5/15/2020

(1)	These options were granted on March 2, 2017 and vest as to 2.0833% of the shares in equal monthly installments through March 2, 2021.
(2)	These options were granted on July 25, 2017 and vest as to 2.0833% of the shares in equal monthly installments through July 25, 2021.
(3)	These options were granted on September 6, 2018 and vest as to 2.0833% of the shares in equal monthly installments through September 6, 2022.
(4)

These options were granted on June 28, 2017 and vest as to 25% of the shares on June 8, 2018 with the remaining shares vesting in equal monthly installments of 2.0833% of the shares through June 8, 2021.

(5)

These options were granted on November 5, 2018 and vested as to 25% of the shares on November 5, 2019 with the remaining shares vesting in equal monthly installments of 2.0833% of the shares through November 5, 2022.

(6)

Pursuant to the terms of Mr. Yanchik’s separation and release of claims agreement, which is discussed in greater detail below, in May 2018 we accelerated the vesting by six months of all stock options held by Mr. Yanchik and extended the exercise period of all of Mr. Yanchik’s outstanding options for 24 months following Mr. Yanchik’s resignation on May 15, 2018. Mr. Yanchik’s options to purchase shares of our common stock at an exercise price of $1.30 per share had already fully vested prior to the time of the separation and release of claims agreement, and expire on May 15, 2020 with the other options held by Mr. Yanchik.

Employment Agreements

Manuel C. Alves Aivado, M.D., Ph.D.

In September 2018, in connection with our appointment of Dr. Aivado as our president and chief executive officer, we entered into a new employment agreement with Dr. Aivado, which superseded his July 2014 employment agreement with us. Pursuant to the terms of Dr. Aivado’s new employment agreement, we agreed to pay Dr. Aivado a base salary at a rate of $41,666.67 per month, which was based on an annualized base salary of $500,000. Beginning in 2019, following the end of each calendar year that Dr. Aivado is employed by us, Dr. Aivado will be eligible to receive a discretionary performance target bonus of up to 50% of his then annual base salary based on the achievement of performance milestones set by either our board of directors or the compensation committee of the board. The new employment agreement also provided that following the end of the 2018 calendar year, Dr. Aivado was eligible to receive a discretionary performance target bonus calculated on the basis of 35% of his base salary as of August 31, 2018 pro-rated for the first eight months of the fiscal year, and 50% of his current base salary under the new employment agreement pro-rated for the remaining four months of the fiscal year. The amount of such bonus and the achievement of such milestones were determined by our board in its sole discretion. Dr. Aivado is also entitled to receive reimbursement of up to $4,000 per month for travel and living accommodations pursuant to the new employment agreement. Dr. Aivado’s employment is at will.

Pursuant to the new employment agreement, we granted Dr. Aivado options to purchase 232,914 shares of our common stock under our 2017 Stock Incentive Plan. The options have an exercise price of $3.39, which was the closing price of our common stock on September 6, 2018. The options vest in equal monthly installments over four years from September 6, 2018.

We and Dr. Aivado had previously entered into an employment agreement in July 2014 in connection with our appointment of Dr. Aivado as our senior vice president, chief medical officer, which was superseded by the new employment agreement described above. The July 2014 employment agreement established Dr. Aivado’s then title, base salary, eligibility for an annual bonus, and eligibility for benefits made available to employees generally, and also provided for certain benefits upon termination of his employment under specified conditions. Pursuant to the terms of the July 2014 employment agreement, Dr. Aivado was entitled to receive a one-time transition bonus of $50,000, payable within thirty days of his commencement of employment, reimbursement of up to $3,750 per month for travel and living accommodations in order to commute to and live in the Boston area and options to purchase 125,792 shares of our common stock. We granted Dr. Aivado additional options to purchase shares of our common stock in March 2017, July 2017 and September 2018, as described in greater detail under “Outstanding Equity Awards at Fiscal Year End 2018” above.

Under the terms of the July 2014 employment agreement, if Dr. Aivado’s employment was terminated by us without cause or by Dr. Aivado for good reason, each as defined in his employment agreement, and subject to Dr. Aivado’s execution of a general release of potential claims against us, we would have continued to pay his then-current base salary for a period of 12 months and premiums for continuation health coverage under COBRA for up to 12 months. In addition, if Dr. Aivado’s employment was terminated by us without cause or by Dr. Aivado for good reason within one year following a change of control, as defined in the stock option agreement evidencing the options granted to Dr. Aivado in March 2015 and March 2017, these options will accelerate in full.

In connection with his appointment as our president and chief executive officer, in September 2018, we entered into a severance agreement with Dr. Aivado. Upon the execution of the severance agreement, Dr. Aivado ceased to be entitled to the severance and post-employment payments and benefits provided for in his July 2014 employment agreement. The terms of Dr. Aivado’s severance agreement are described below under “—Severance and Change in Control Agreements.”

Donald V. Dougherty

In June 2017, in connection with our appointment of Mr. Dougherty as our senior vice president, chief financial officer, we entered into an employment agreement with Mr. Dougherty. The employment agreement establishes Mr. Dougherty’s title, his base salary, his eligibility for an annual bonus, and his eligibility for benefits made available to employees generally and also provides for certain benefits upon termination of his employment under specified conditions. Mr. Dougherty was also entitled to receive a one-time transition bonus of $25,000, payable within 90 days of his commencement of employment. Mr. Dougherty’s employment is at will. We agreed to grant Mr. Dougherty options to purchase 140,887 shares of our common stock, which are subject to service-based vesting at an exercise price equal to the initial public offering price of $15.00 per share.

Mr. Dougherty’s employment agreement also provided that if Mr. Dougherty’s employment was terminated by us without cause or by Mr. Dougherty for good reason, each as defined in the employment agreement, and subject to Mr. Dougherty’s execution of a general release of potential claims against us, (i) we would have continued to pay his then-current base salary for a period of six months and premiums for continuation health coverage under COBRA for up to six months, and (ii) 25% of the shares granted to Mr. Dougherty in June 2017 will vest immediately upon termination of his employment.

In October 2018, we entered into a severance agreement with Mr. Dougherty, which modified and replaced the severance and post-employment payments set forth in his June 2017 employment agreement. The terms of Mr. Dougherty’s severance agreement are described below under “—Severance and Change in Control Agreements.”

Vojislav Vukovic, M.D., Ph.D.

In November 2018, we entered into an employment offer letter with Vojislav Vukovic, M.D., Ph.D. pursuant to which Dr. Vukovic agreed to serve as our senior vice president, chief medical officer. The offer letter establishes Dr. Vukovic’s title, his base salary, his eligibility for an annual bonus, and his eligibility for benefits made available to employees generally. Dr. Vukovic’s employment is at will. We agreed to grant Dr. Vukovic options to purchase 150,000 shares of our common stock, which are subject to service-based vesting, at an exercise price equal to $2.16, which was the fair market value of one share of our common stock on the date of grant. Dr. Vukovic’s employment is at will.

John P. Longenecker, Ph.D.

In May 2018, following Joseph A. Yanchik III’s resignation as our president and chief executive officer and as a member of our board, we appointed John P. Longenecker, Ph.D., as our interim president and chief executive officer, to serve while we conducted a search for a new chief executive officer. In connection with his appointment, we entered into an employment agreement with Dr. Longenecker in May 2018. Pursuant to the employment agreement, we paid Dr. Longenecker a base salary at a rate of $43,558.33 per month, which is based on an annualized base salary of $522,700. The terms of the employment agreement provided that. following the end of each calendar year that Dr. Longenecker was employed by us or following the termination of his employment upon the hiring of a new chief executive officer, Dr. Longenecker was eligible to receive a discretionary performance bonus of up to 50% of his annual base salary based on the achievement of performance milestones set by either our board or the compensation committee of the board. The amount of such bonus and the achievement of such milestones were determined by the Board in its sole discretion. The employment agreement also provided that Dr. Longenecker would receive reimbursement for reasonable expenses incurred in connection with travel to and working in Massachusetts.

Pursuant to the Employment Agreement, we granted Dr. Longenecker options to purchase 30,000 shares of our common stock. The options have an exercise price equal to $5.50, the closing price of the common stock on May 15, 2018. The options vested in full in September 2018 in accordance with the terms of the employment agreement.

In September 2018, Dr. Aivado was named our new president and chief executive officer, and Dr. Longenecker’s employment with us ended. On September 30, 2018, we entered into a consulting agreement with Dr. Longenecker, pursuant to which Dr. Longenecker agreed to provide us with certain advisory services for up to 4 days per calendar month, unless otherwise agreed by Dr. Longenecker and us. Pursuant to the terms of the consulting agreement, we agreed to pay Dr. Longenecker a consulting fee of $12,000 per month, and to reimburse Dr. Longenecker for any reasonable and necessary documented expenses he incurs in the performance of his consulting services. The initial term of the consulting agreement continued until December 2018. Prior to the expiration of the initial term, we and Dr. Longenecker agreed to extend the term until June 30, 2019. Either we or Dr. Longenecker can terminate the consulting agreement at any time upon not less than fifteen days prior written notice to the other party, or immediately upon mutual written consent of both parties. In addition, if a party materially breaches the consulting agreement, the non-breaching party may terminate the agreement upon 24 hours prior written notice to the breaching party.

Joseph A. Yanchik III

In connection with Mr. Yanchik’s resignation as our president and chief executive officer in May 2018, we entered into a separation and release of claims agreement with Mr. Yanchik. The separation agreement provides for the terms of Mr. Yanchik’s separation from employment with us, including his resignation from his positions as president and chief executive officer and as a member of our board of directors.

Pursuant to the terms of the separation agreement, we agreed to provide Mr. Yanchik with the following separation payments and benefits consistent with his employment agreement: (i) salary continuation payments, in equal installments in accordance with our regular payroll practices, in an aggregate amount equal to one year of Mr. Yanchik’s base salary, for 12 months following the effective date of the separation agreement; (ii) payment on Mr. Yanchik’s behalf of the monthly premiums for group health and/or dental insurance coverage under COBRA until the earlier of the date that is 12 months after the effective date of the separation agreement or the date on which Mr. Yanchik becomes eligible to receive group health insurance coverage through another employer; (iii) accelerated vesting by six months of all stock options held by Mr. Yanchik; (iv) an extension of the exercise period of all of Mr. Yanchik’s outstanding options for 24 months following Mr. Yanchik’s resignation, and (v) eligibility for a performance-based bonus of up to $87,166 based on our achievement of previously-agreed performance milestones for 2018, as determined by our board of directors in its sole discretion. In addition, the separation agreement contains mutual releases, subject to customary exceptions, and covenants not to solicit or disparage and to cooperate with us.

We had previously entered into an employment agreement with Mr. Yanchik in March 2008, as subsequently amended in December 2008. The employment agreement established Mr. Yanchik’s title, his base salary, his eligibility for an annual bonus, and his eligibility for benefits made available to employees generally and also provided for certain benefits upon termination of his employment under specified conditions. Prior to Mr. Yanchik’s resignation, our board of directors had determined that Mr. Yanchik was eligible to receive an annual bonus of up to 50% of his base salary. Under the terms of the employment agreement, if Mr. Yanchik’s employment was terminated by us without cause or by Mr. Yanchik for good reason, each as defined in his employment agreement, and subject to Mr. Yanchik’s execution of a general release of potential claims against us, we agreed to continue to pay his then-current base salary for a period of 12 months, premiums for continuation health coverage under COBRA for up to 12 months, and a performance-based bonus pro-rated based on Mr. Yanchik’s target bonus percentage and his achievement of certain milestones agreed upon by him and us for the calendar year in which his employment was terminated, as determined by our board of directors in its sole discretion, and to accelerate vesting by six months of any restricted stock or stock options held by Mr. Yanchik. The employment agreement also provided that if Mr. Yanchik’s employment were terminated by us without cause or by Mr. Yanchik for good reason within one year following a change of control, as defined in the stock option agreement evidencing the options granted to Mr. Yanchik in June 2015 and March 2017, these options would have accelerated in full.

Severance and Change in Control Agreements

We have entered into severance agreements with each of our executive officers, including Dr. Aivado, Mr. Dougherty and Dr. Vukovic. Under the terms of each severance agreement, if we terminate the executive officer’s employment other than for cause or by reason of death or disability, or if such executive officer terminates his employment for good reason and, in each case, not upon or within twelve months of a change in control event, as such terms are defined in the severance agreements, such executive officer will be entitled to receive (A) his then current base salary for nine months, or, in the case of Dr. Aivado, 12 months, following the date of the executive officer’s termination and (B) payments on such executive officer’s behalf of the monthly premiums for medical insurance coverage under COBRA until the earlier of the date that is nine months, or, in the case of Dr. Aivado, 12 months, following the date of such executive officer’s termination or the date on which such executive officer becomes eligible to receive group health insurance coverage through another employer, which we refer to collectively as the standard severance benefits. If we terminate the executive officer’s employment other than for cause or by reason of death or disability, of the executive terminates his employment for good reason, in each case upon or within 12 months after a change in control event, the executive will be entitled to receive the standard severance benefits for a period of twelve months, or, in the case of Dr. Aivado, 18 months, following the date of the executive officer’s termination and a lump sum payment equal to one times, or, in the case of Dr. Aivado, one and one-half times, the executive’s target bonus for the year in which the executive officer is terminated, and the vesting of any unvested equity awards will accelerate in full on the date of the executive officer’s termination. Each executive officer’s receipt of any post-separation benefits under the severance agreement are conditioned upon his execution of a severance and release of claims agreement in a form satisfactory to us. With respect to Dr. Aivado and Mr. Dougherty, upon the execution of their respective severance agreement, each such executive ceased to be entitled to the severance and post-employment payments and benefits provided under any preexisting agreements between us and such executive officer.

Other Agreements

We have also entered into employee confidentiality, inventions, non-solicitation and non-competition agreements with each of our named executive officers. Under the employee confidentiality, inventions, non-solicitation and non-competition agreements, each named executive officer has agreed (1) not to compete with us during his employment and for a period of one year after the termination of his employment, (2) not to solicit our employees during his employment and for a period of two years after the termination of his employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his employment.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2017, and have the amount of the reduction contributed to the 401(k) plan. Participants over the age of 50 are entitled to an additional catch-up contribution up to the statutorily prescribed limit, equal to $6,000 in 2017. Currently, we do not match employee contributions.

Limitations on Liability and Indemnification

As permitted by Delaware law, we adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors. Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the General Corporation Law of the State of Delaware.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we entered into indemnification agreements with each of our officers and directors. These indemnification agreements require us, among other things, to indemnify each such director or officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or officers.

Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

Our board of directors approved a director compensation program that became effective at the closing of our IPO in July 2017. Under this program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chair of each committee and the chair of the board of directors receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, subject to proration for any portion of such quarter that the director is not serving on our board of directors, on such committee or in such position. The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Base	Incremental — Chair	Incremental — Non-Chair
Board of Directors	$35,000	$30,000	—
Audit Committee	—	$22,500	$15,000
Compensation Committee	—	$15,000	$10,000
Nominating and Corporate Governance Committee	—	$11,250	$7,500

In November 2018, our board of directors modified our director compensation program to provide that Dr. Ambros would receive an additional annual fee of $20,000, effective as of March 21, 2018, for his services as our lead director.

In addition, under this director compensation program, we granted the directors who were in office at the time of the closing of our IPO, and agreed to grant to new non-employee directors upon their initial election to the board, an initial option to purchase 20,000 shares of our common stock, with an exercise price equivalent to fair market value of a share of common stock at the time of grant, which option will vest in equal annual installments over three years from the director’s initial election, subject to continued service, with full acceleration upon a change in control of our company. The option will have a term of 10 years.

Immediately following each annual meeting of our stockholders, we would grant to each director who has served on our board of directors for at least six months an option to purchase 10,000 shares of our common stock, with an exercise price equivalent to fair market value of a share of common stock at the time of grant, which option will vest in full on the earlier of the first anniversary of the date of grant and the date of the next annual meeting of stockholders, subject to continued service, with full acceleration upon a change in control of our company. The option will have a term of 10 years.

In April 2019, we modified the equity awards that non-employee directors are entitled to receive under the director compensation program. Under the director compensation program as modified, we will grant to new non-employee directors upon their initial election to the board, an initial option to purchase 25,000 shares of our common stock and, immediately following each annual meeting of our stockholders, beginning with the 2020 annual meeting of stockholders, we will grant to each director who has served on our board of directors for at least six months an option to purchase 12,500 shares of our common stock, in each case, with an exercise price equivalent to fair market value of a share of common stock at the time of grant. We did not modify the vesting or other terms of any of the equity awards our non-employee directors are entitled to receive under the director compensation program.

In connection with our decision to modify the equity awards under the director compensation program, the board of directors also determined that, immediately following the 2019 annual meeting of stockholders, in lieu of the option grants contemplated by the director compensation program, each non-employee director who has served on our board of directors for at least six months will receive an option to purchase 25,000 shares of our common stock, the chair of the board and lead director will receive an additional option to purchase 25,000 shares of our common stock and Dr. Sigal will receive an option to purchase 5,000 shares of our common stock. Each of the options granted immediately following the 2019 annual meeting of stockholders will have an exercise price equivalent to fair market value of a share of common stock at the time of grant and, except for the option that will be granted to Dr. Sigal, will vest in full on the earlier of the first anniversary of the date of grant and the date of the next annual meeting of stockholders, subject to continued service, with full acceleration upon a change in control of our company. The option granted to Dr. Sigal will vest in equal annual installments over three years from April 2, 2019, subject to continued service, with full acceleration upon a change in control of our company. Each option will have a term of 10 years.

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of directors and committee meetings.

We do not pay any compensation to our president and chief executive officer in connection with his service on our board of directors. The compensation that we pay to our president and chief executive officer is discussed earlier in this “Executive Compensation” section.

The following table sets forth information regarding compensation earned by our non-employee directors for service during fiscal 2018.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Reinhard J. Ambros, Ph.D.	68,542	40,810	109,352
Jeffrey A. Bailey (2)	51,458	162,847	214,305
Brian M. Gallagher, Jr., Ph.D. (3)	—	—	—
Scott B. Kapnick (4)	—	—	—
John H. McArthur, D.B.A.	50,000	40,810	90,810
Jodie P. Morrison	60,000	40,810	100,810
Armen B. Shanafelt, Ph.D.	56,250	40,810	97,060
Caleb Winder	57,500	40,810	98,310

(1)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock-based compensation awarded during the year computed in accordance with the provisions of ASC Topic 718. See Note 10 to our financial statements included in our Annual Report on Form 10-K regarding assumptions underlying the valuation of equity awards.

(2)	Mr. Bailey was appointed to our board of directors as chair of the board in March 2018.
(3)	Dr. Gallagher is a former member of our board of directors and resigned in March 2018. Dr. Gallagher waived his board compensation in 2018.
(4)	Mr. Kapnick is a former member of our board of directors and resigned in February 2019. Mr. Kapnick waived his board compensation in 2018.

As of December 31, 2018, our non-employee directors that served in such capacity during fiscal 2018 held the following stock options, all of which were granted under our 2006 Equity Incentive Plan, as amended, or 2006 Plan, and our 2017 Stock Incentive Plan, or 2017 Plan:

Name	Option Awards
Reinhard J. Ambros, Ph.D.	30,000
Jeffrey A. Bailey (1)	30,000
Brian M. Gallagher, Jr., Ph.D. (2)	—
Scott B. Kapnick (3)	27,951
John H. McArthur, D.B.A.	54,932
Jodie P. Morrison	30,000
Armen B. Shanafelt, Ph.D.	30,000
Caleb Winder	30,000

(1)	Mr. Bailey was appointed to our board of directors as chair of the board in March 2018.
(2)	Dr. Gallagher resigned from our board of directors in March 2018.
(3)	Mr. Kapnick resigned from our board of directors in February 2019.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information about our equity compensation plans as of December 31, 2018. As of December 31, 2018, we had four equity compensation plans, each of which was approved by our stockholders: our 2006 Plan, our 2016 Plan, our 2017 Plan and our 2017 Employee Stock Purchase Plan, or 2017 ESPP.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($/share) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,528,297(2)	6.31	1,150,278(3)(4)

(1)	Represents the weighted average exercise price of the 2,528,297 stock options that were outstanding as of December 31, 2018.
(2)

Consists of (i) 760,316 shares to be issued upon exercise of outstanding options under our 2006 Plan as of December 31, 2018, (ii) 320,010 shares to be issued upon exercise of outstanding options under our 2016 Plan as of December 31, 2018 and (iii) 1,447,971 shares to be issued upon exercise of outstanding options under our 2017 Plan as of December 31, 2018.

(3)

Consists of (i) 1,000,278 shares that remained available for future issuance under our 2017 Plan as of December 31, 2018, and (ii) 150,000 shares that remained available for future issuance under our 2017 ESPP as of December 31, 2018. No shares remained available for future issuance under the 2006 Plan or the 2016 Plan as of December 31, 2018.

(4)

Our 2017 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2017 Plan to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2018 and continuing for each fiscal year until, and including, the fiscal year ending December 31, 2027, equal to the least of 1,244,816 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the applicable fiscal year and an amount determined by our board of directors. On January 1, 2019, 589,939 additional shares were reserved for issuance under the 2017 Plan pursuant to this provision. Our 2017 ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2017 ESPP to be added on the first day of each fiscal year, beginning on January 1, 2018 and ending on December 31, 2027, in an amount equal to the least of 622,408 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable fiscal year and an amount determined by our board of directors. On January 1, 2019, no additional shares were reserved for issuance under the 2017 ESPP pursuant to this provision.

STOCK OWNERSHIP AND REPORTING

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of April 25, 2019 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our current directors;

•	our named executive officers; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Percentage of beneficial ownership is based on 26,713,617 shares of our common stock outstanding as of April 25, 2019. In addition, shares of common stock subject to options, warrants or other rights currently exercisable, or exercisable within 60 days of April 25, 2019, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the person or entity holding such options, warrants or other rights (but not any other person or entity) and (ii) the directors and executive officers as a group. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Aileron Therapeutics, Inc., 490 Arsenal Way, Suite 210, Watertown, Massachusetts 02472.

	Total Beneficial Ownership
Name of Beneficial Owner	Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% Stockholders
Muneer A. Satter (1)	5,697,479		19.9%
Entities affiliated with Jennison Associates LLC (2)	2,741,180		9.9%
Armistice Capital Master Fund Ltd. (3)	2,137,089		8.0%
Novartis Bioventures Ltd. (4)	2,079,394		7.8%
Scott B. Kapnick (5)	2,013,586		7.5%
SR One, Limited (6)	1,431,519		5.4%

Named Executive Officers and Directors
Manuel C. Aivado, M.D., Ph.D. (7)	277,711		1.0%
Donald V. Dougherty (8)	103,094	*
Vojislav Vukovic, M.D., Ph.D.	—	*
John P. Longenecker, Ph.D. (9)	30,000	*
Joseph A. Yanchik III (10)	403,110		1.5%
Jeffrey A. Bailey (11)	16,666	*
Reinhard J. Ambros, Ph.D. (12)	16,666	*
John H. McArthur, D.B.A. (13)	41,598	*
Jodie P. Morrison (14)	16,666	*
Armen B. Shanafelt, Ph.D. (15)	1,111,653		4.1%
Nolan Sigal, M.D., Ph.D.	—	*
Caleb Winder (16)	16,666	*
All Executive Officers and Directors as a Group (12 persons) (17)	1,701,647		6.2%

*	Represents beneficial ownership of less than 1% of our outstanding stock.
(1)

Based on information provided in a Schedule 13D/A filed on April 11, 2019, Mr. Satter’s beneficial ownership consists of (i) 161,440 shares of common stock that are held by Muneer A. Satter Revocable Trust for which Mr. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares; (b) 16,666 shares of common stock that are held by various other trusts and other entities for which Mr. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares; (c) 3,731,343 shares of common stock that are held by Satter Medical Technology Partners, L.P., or SMTP, for which Mr. Satter has sole voting and dispositive power over all such shares and (d) 1,788,030 shares of common stock which may be acquired upon the exercise of warrants held by SMTP within 60 days of April 25, 2019 for which Mr. Satter has sole voting and dispositive power. As a result of the application of a beneficial ownership cap in the warrants, the table above does not include 1,943,313 shares of common stock issuable upon exercise of warrants to purchase common stock held by SMTP. Under the terms of the warrants issued to SMTP, SMTP is not permitted to exercise such warrants to purchase common stock to the extent that such exercise would result in SMTP and its affiliates beneficially owning more than 19.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants to purchase common stock. The address for Mr. Satter is c/o Satter Management Co., L.P., 676 N. Michigan Avenue, Suite 4000, Chicago, IL 60611.

(2)

Based on information provided in a Schedule 13G filed on April 8, 2019, Jennison Associates LLC’s, or Jennison’s, beneficial ownership consists of (i) 2,040,255 shares of common stock held by funds managed by Jennison and (ii) 700,925 shares of common stock which may be acquired upon the exercise of warrants held by funds managed by Jennison within 60 days of April 25, 2019. As a result of the application of a beneficial ownership cap in the warrants issued to funds managed by Jennison, the table above does not include 841,363 shares of common stock issuable upon exercise of warrants to purchase common stock beneficially held by funds managed by Jennison. Under the terms of the warrants, Jennison is not permitted to exercise such warrants to purchase common stock to the extent that such exercise would result in Jennison and its affiliates beneficially owning more than 9.999% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants to purchase common stock. Jennison has the right to increase this beneficial ownership limitation in its discretion on 61 days’ prior written notice to us, provided that in no event is Jennison permitted to exercise such warrants to purchase common stock to the extent that such exercise would result in Jennison and its affiliates beneficially owning in the aggregate more than 14.999% of the number of shares of our common stock outstanding or the combined voting power of our securities outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants to purchase common stock. Jennison, as the sub-advisor of Prudential Sector Funds, Inc. – PGIM Jennison Health Sciences Fund, or PGIM, and as investment manager of Jennison Global Healthcare Master Fund, Ltd., or the Jennison Fund, and Jenop Global Healthcare Fund Limited, or the Jenop Fund, has voting and dispositive power over the shares and warrants held by PGIM, the Jennison Fund and the Jenop Fund, collectively, the Managed Funds, and may be deemed to beneficially own the shares and warrants held by the Managed Funds. Jennison expressly disclaims ownership of such shares. Jennison is an indirect wholly owned subsidiary of Prudential Financial, Inc., which is a publicly-traded financial services firm. By virtue of his position with Jennison, David Chan, Managing Director of Jennison, and Portfolio Manager of each of the Managed Funds, has authority to vote or dispose of the securities held by the Managed Funds. David Chan expressly disclaims beneficial ownership of such shares. The address for Jennison is 466 Lexington Avenue, New York, New York 10017.

(3)

Based on information provided in a Schedule 13G filed on April 8, 2019, Armistice Capital Master Fund Ltd’s, or Armistice, beneficial ownership consists of 2,137,089 shares of common stock. As a result of the application of a beneficial ownership cap in the warrants issued to Armistice, the table above does not include 4,330,571 shares of common stock issuable upon exercise of warrants to purchase common stock held by Armistice. Under the terms of the warrants, Armistice is not permitted to exercise such warrants to purchase common stock to the extent that such exercise would result in Armistice and its affiliates beneficially owning more than 9.999% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants to purchase common stock. Armistice has the right to increase this beneficial ownership limitation in its discretion on 61 days’ prior written notice to us, provided that in no event is Armistice permitted to exercise such warrants to purchase common stock to the extent that such exercise would result in Armistice and its affiliates beneficially owning in the aggregate more than 19.99% of the number of shares of our common stock outstanding or the combined voting power of our securities outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants to purchase common stock. Armistice Capital, LLC, the investment manager of Armistice, and Steven J. Boyd, the managing member of Armistice Capital, LLC hold shared voting and dispositive power over the shares of common stock and warrants held by Armistice. The address for Armistice is 510 Madison Avenue, 7th Floor, New York, NY 10017.
(4)

Based on information provided in a Schedule 13D/A filed on April 11, 2019, Novartis Bioventures Ltd.’s, or Novartis Bioventures, beneficial ownership consists of 2,079,394 shares of common stock held by Novartis Bioventures. The board of directors of Novartis Bioventures. has sole voting and investment power over such shares. None of the members of its board of directors has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of such shares. Dr. Reinhard J. Ambros, a member of our board of directors, was an employee of a corporation that is affiliated with Novartis Bioventures, a position from which he retired effective September 1, 2017. Dr. Ambros disclaims beneficial ownership of the shares held by Novartis Bioventures. Novartis Bioventures is an indirectly owned subsidiary of Novartis AG. Novartis Bioventures Ltd. is a Bermuda corporation and has an address at PO Box HM 2899, Hamilton HM LX Bermuda.

(5)

Consists of (i) 1,946,920 shares of common stock held of record by Scott B. Kapnick, (ii) 66,666 shares of common stock held by Jake86 LLC, for which Mr. Kapnick serves as investment manager and (iii) 27,951 shares of common stock underlying options that are exercisable as of April 25, 2019 or will become exercisable within 60 days after such date. As a result of the application of a beneficial ownership cap in the warrants issued to Mr. Kapnick, the table above does not include 1,492,537 shares of common stock issuable upon exercise of warrants to purchase common stock held by Mr. Kapnick. Under the terms of the warrants, Mr. Kapnick is not permitted to exercise such warrants to purchase common stock to the extent that such exercise would result in Mr. Kapnick and his affiliates beneficially owning more than 4.999% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants to purchase common stock. Mr. Kapnick has the right to increase this beneficial ownership limitation in his discretion on 61 days’ prior written notice to us. Mr. Kapnick disclaims beneficial ownership of the shares held by Jake86 LLC. Mr. Kapnick is a former member of our board of directors. The address for Mr. Kapnick is 20 East 73rd St, New York, New York 10021.

(6)

Consists of 1,431,519 shares of common stock held by S.R. One, Limited, an indirect wholly owned subsidiary of GlaxoSmithKline plc. The address for S.R. One, Limited is 161 Washington Street, Eight Tower Bridge, Suite 500, Conshohocken, PA 19428-2077.

(7)	Consists of (i) 1,000 shares of common stock and (ii) 276,711 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.
(8)	Consists of (i) 5,000 shares of common stock and (ii) 98,094 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.
(9)	Consists of 30,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.
(10)	Consists of 403,110 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.
(11)	Consists of 16,666 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.
(12)	Consists of 16,666 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.

(13)	Consists of 41,598 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.
(14)	Consists of 16,666 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.
(15)

Consists of (i) 1,094,987 shares of common stock held by Lilly Ventures Fund I LLC, or LVFI, and (ii) 16,666 shares of common stock underlying options held by Dr. Shanafelt that are exercisable as of April 25, 2019 or will become exercisable within 60 days after such date. LV Management Group, LLC, or LVMG, is the management company for LVFI and as such may be deemed to indirectly beneficially own the shares held by LVFI. LVMG’s voting and dispositive decisions with respect to the shares held by LVFI are made by LVMG’s management committee, which consists of S. Edward Torres, Dr. Steven E. Hall and Dr. Shanafelt.

(16)	Consists of 16,666 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019.
(17)

Consists of (i) 1,100,987 shares of common stock beneficially owned by our current directors and executive officers and (ii) 600,660 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2019 held by our current directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors and officers and holders of 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to fiscal 2018.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2018, we have engaged in the following transactions in which the amount involved exceeded $120,000 and any of our executive officers, directors, director nominees or beneficial holders of more than 5% of any class of voting securities, or any of their affiliates, had a direct or indirect material interest. We believe that all of these transactions were on terms comparable to terms that could have been obtained from unrelated third parties.

Investors’ Rights Agreement

We are a party to an investor rights agreement, dated as of December 23, 2016, with certain stockholders who held our preferred stock prior to our IPO, including some of our directors and 5% stockholders and their affiliates and entities affiliated with our directors. The investor rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

April 2019 Private Placement

On March 28, 2019, we entered into a definitive agreement with respect to the private placement of (i) 11,838,582 units, consisting of 11,838,582 shares of our common stock and associated warrants, which we refer to as common warrants, to purchase an aggregate of 11,838,582 shares of common stock, which we collectively refer to as the common units, and (ii) 1,096,741 units, consisting of pre-funded warrants to purchase 1,096,741 shares of our common stock and associated common warrants to purchase 1,096,741 shares of our common stock, which we refer to collectively as the pre-funded warrant units, to a group of accredited investors. These investors paid $2.01 per common unit and $2.01 per pre-funded warrant unit. The pre-funded warrants are exercisable at an exercise price of $0.01 per share and have no expiration. The common warrants are exercisable at an exercise price of $2.00 per share and expire five years from the date of issuance. We completed this private placement on April 2, 2019, resulting in approximately $26.0 million in gross proceeds to us. The number of shares that each of our directors, executive officers and holders of more than 5% of our voting securities purchased and the aggregate purchase price paid for such shares is set forth in the table below.

Name	Number of Shares of Common Stock Purchased	Number of Shares of Common Stock Underlying Pre-Funder Warrants	Number of Shares of Common Stock Underlying Common Warrants	Purchase Price
Satter Medical Technology Partners, L.P.	3,731,343	—	3,731,343	$7,499,999.43
Entities affiliated with Jennison Associates LLC (1)	1,542,288	—	1,542,288	$3,099,998.88
Armistice Capital Master Fund LLC	2,137,089	1,096,741	3,233,830	$6,499,998.30
Scott B. Kapnick	1,492,537	—	1,492,537	$2,999,999.37

(1)

Consists of (i) 895,522 shares of our common stock and 895,522 shares of our common stock issuable upon exercise of common warrants purchased by Prudential Sector Funds, Inc.—PGIM Jennison Health Sciences Fund, (ii) 402,985 shares of our common stock and 402,985 shares of our common stock issuable upon exercise of common warrants purchased by Jennison Global Healthcare Master Fund, Ltd. and (iii) 243,781 shares of our common stock and 243,781 shares of our common stock issuable upon exercise of common warrants purchased by Jenop Global Healthcare Fund Limited.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our officers and directors that may be broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law. See “Executive Compensation—Limitations on Liability and Indemnification” for additional information regarding these agreements.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy to set forth policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief executive officer or our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity, whether or not the person is also a director of such entity, that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity; (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual gross revenues of the other entity that is a party to the transaction; and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2018 and discussed them with our management and our independent registered public accounting firm, PricewaterhouseCoopers LLP.

Our audit committee has also received from, and discussed with, PricewaterhouseCoopers LLP various communications that PricewaterhouseCoopers LLP is required to provide to our audit committee, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees (AS 16).

In addition, PricewaterhouseCoopers LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

By the audit committee of the board of directors of Aileron Therapeutics, Inc.

Caleb Winder, Chair

John H. McArthur, D.B.A.

Jodie P. Morrison

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for our 2020 Annual Meeting

Stockholder Proposals Included in Proxy Statement

In order to be considered for inclusion in our proxy statement and proxy card relating to our 2020 annual meeting of stockholders, stockholder proposals must be submitted in accordance with the procedures in Rule 14a-18 of the Exchange Act and received by us no later than January 8, 2020, which is 120 days prior to the first anniversary of the mailing date of this proxy, unless the date of the 2020 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2019 annual meeting, in which case, the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

In addition, our by-laws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2020 annual meeting of stockholders but not included in the proxy statement by March 21, 2020, but not before February 20, 2020, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. Stockholders are advised to review our by-laws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to Aileron Therapeutics, Inc., Attention: Nominating and Corporate Governance Committee, 490 Arsenal Way, Suite 210, Watertown, MA 02472.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials and our 2018 annual report to stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, to you if you write or call us at Aileron Therapeutics, Inc., 490 Arsenal Way, Suite 210, Watertown, MA 02472, Attention: Chief Financial Officer, telephone: (617) 995-0900. If you would like to receive separate copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

AILERON VOTE 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m. , (Eastern Time), on June 18, 2019. Online Go to www.envisionreports.com/ALRN or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ALRN 2019 Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q    A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of one Class II Director: 01—Nolan Sigal, M.D., Ph.D. Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Aileron’s independent registered public accounting firm for the fiscal year ending December 31, 2019.    B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    C 1234567890                J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 416950 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 032BTB

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ALRN qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy—Aileron Therapeutics, Inc. + Notice of 2019 Annual Meeting of Stockholders Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 Proxy Solicited by Board of Directors for Annual Meeting — June 19, 2019 Manuel C. Aivado, M.D., Ph.D. and Donald V. Dougherty, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Aileron Therapeutics, Inc. to be held on June 19, 2019 or at any postponement or adjournment thereof. This Proxy, when properly executed, will be voted as directed. If no direction is given, the Proxies will have authority to vote FOR Proposal 1 “Election of one Class II Director”, and FOR Proposal 2 “Ratification of the appointment of PricewaterhouseCoopers LLP as Aileron’s independent registered public accounting firm for the fiscal year ending December 31, 2019”. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. Attendance of the undersigned at the Annual Meeting or at any adjournment thereof will not be deemed to revoke this Proxy unless the undersigned revokes this Proxy in writing. Unless voting by the internet or telephone, please complete, sign and date this proxy card and return it in the enclosed postage-prepaid envelope. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.